EXHIBIT 2(a)



                ASSET SALE AND PURCHASE AGREEMENT


                  Dated as of January 14, 1994


                             Between


                  PROLERIZED STEEL CORPORATION

                               and

                    KAW RIVER SHREDDING, INC.

                ASSET SALE AND PURCHASE AGREEMENT
                  DATED AS OF JANUARY 14, 1994
                             between
                  PROLERIZED STEEL CORPORATION
                               and
                    KAW RIVER SHREDDING, INC.





                        TABLE OF CONTENTS


                                                             Page
ASSET SALE AND PURCHASE AGREEMENT. . . . . . . . . . . . . . .  1

1.   Certain Definitions . . . . . . . . . . . . . . . . . . .  1
2.   Sale and Transfer of Certain Assets . . . . . . . . . . .  2
3.   Consideration . . . . . . . . . . . . . . . . . . . . . .  3
4.   Deposit; Payment of Purchase Price; Allocation
     Agreement . . . . . . . . . . . . . . . . . . . . . . . .  4
5.   Assumption of Liabilities and Certain Obligations . . . .  4
6.   Closing . . . . . . . . . . . . . . . . . . . . . . . . .  5
7.   Property and Environmental Inspection . . . . . . . . . .  6
8.   Valuation of Inventory; Inventory Purchase Price. . . . .  8
9.   Accounts Receivable . . . . . . . . . . . . . . . . . . .  8
10.  Employees . . . . . . . . . . . . . . . . . . . . . . . .  8
11.  Prorations; Taxes . . . . . . . . . . . . . . . . . . . .  9
12.  Bulk Sales. . . . . . . . . . . . . . . . . . . . . . . .  9
13.  DTPA Waiver . . . . . . . . . . . . . . . . . . . . . . .  9
14.  Representations and Warranties of Seller. . . . . . . . .  9
15.  Representations and Warranties of Purchaser . . . . . . . 12
16.  Indemnification . . . . . . . . . . . . . . . . . . . . . 13
17.  Further Covenants of Seller . . . . . . . . . . . . . . . 16
18.  Further Covenants of Purchaser. . . . . . . . . . . . . . 17
19.  Conditions Precedent to Purchaser's Obligations . . . . . 17
20.  Conditions Precedent to the Seller's Obligations. . . . . 18
21.  Closing Documents . . . . . . . . . . . . . . . . . . . . 18
22.  Survival of Representations and Warranties. . . . . . . . 19
23.  Termination of Agreement; Remedies on Default . . . . . . 19
24.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . 21
25.  Further Assurances. . . . . . . . . . . . . . . . . . . . 21
26.  Announcements and Press Releases. . . . . . . . . . . . . 21
27.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . 22
28.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 22
29.  Parties Bound . . . . . . . . . . . . . . . . . . . . . . 22
30.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 22
31.  No Waivers. . . . . . . . . . . . . . . . . . . . . . . . 23
32.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 23
33.  Severability. . . . . . . . . . . . . . . . . . . . . . . 23
34.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . 23
35.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . 23

SCHEDULES

A - Improvements, Fixtures and Equipment
B - Contracts and Leases
C - Exceptions to Representations and Warranties
D - Joint Operations of Proler


EXHIBITS

A - Allocation Agreement
B - Escrow Agreement
C - Promissory Note and Security Agreement

                ASSET SALE AND PURCHASE AGREEMENT


     This Agreement made as of the 14th day of January 1994, by and between Kaw River Shredding, Inc., a Kansas corporation
("Purchaser"), and Prolerized Steel Corporation, a Texas corporation ("Seller"), wholly-owned by Proler International Corp. ("Proler"),


                      W I T N E S S E T H:

     WHEREAS, Seller operates a ferrous scrap business at its facility in Kansas City, Kansas; and

     WHEREAS, the parties hereto desire to enter into an agreement whereby Seller will transfer to Purchaser, and Purchaser will acquire from Seller, certain assets associated with said business;

     NOW, THEREFORE, in consideration for the mutual premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

     1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "Accounts Receivable" shall mean any notes (other than the "Note" defined in Section 1(g), below) or accounts receivable or other rights to receive payment owing to Seller on the Closing Date (as defined below) that have arisen from the Business (as defined below);

          (b) "Business" shall mean the ferrous scrap processing operations conducted at the Site (as defined below);

          (c) "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated August 10, 1992, entered into between Proler and Connell Limited Partnership, as agreed to and joined in by Purchaser pursuant to that certain letter agreement dated November 17, 1993;

          (d) "Environmental Condition" shall mean any environmental condition with respect to the Site (as defined below) which could or does result in any claim, damage, loss, cost, expense or liability to or against an owner or operator of the Site (as defined below) by any person (including, without limitation, any governmental entity) including, without limitation, any condition resulting from operations conducted on the Site or on property adjacent thereto;

          (e) "Improvements, Fixtures and Equipment" or "IFE" shall mean all improvements, fixtures, equipment, and other items of tangible personal property (other than the Inventory as defined below), including without limitation buildings, furniture, fixtures, parts, supplies, motor vehicles and equipment, which are owned by Seller and located at the Site or used or held for use by Seller in connection with the Business at the Site, as of the Closing Date, which assets shall include, but not be limited to, all those listed on Schedule A delivered pursuant hereto; excluding, however, any IFE disposed of between the date hereof and the Closing Date in the ordinary course of the Business and in compliance with this Agreement and excluding any IFE specifically excluded in
     Section 2(b);

          (f) "Inventory" shall mean all of the scrap material held for resale by Seller and located at the Site on the Closing Date;

          (g) "Note" shall mean that certain promissory note dated July 2, 1993 made by Emory Ferguson in favor of Seller, together with the related Security Agreement of even date therewith, each of which is attached hereto as Exhibit C; and

          (h) "Site" shall mean the Kansas City site (as defined below).

     2. Sale and Transfer of Certain Assets. Subject to the terms and conditions herein set forth, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept, the following assets and properties expressly set forth in this Section 2(a) (the "Assets").


          (a)  Included Assets.  The Assets to be acquired by
     Purchaser shall consist of:

               (i) The Seller's rights and obligations under the lease (the "Kansas City Lease") by and between Seller and Kansas City Terminal Railway Company, dated December 31, 1979 and relating to certain real estate located at 1153 South 12th Street, Kansas City, Kansas (the "Kansas City site"), and the Contract for Industry Track;

              (ii)  All of the Improvements, Fixtures and
          Equipment, except as excluded in Section 2(b);

             (iii)  The Note;

              (iv)  The Inventory; and

               (v) All of the Seller's right, title and interest in and to those contracts and leases listed on Schedule
          B (the "Contracts").

          The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by such bills of sale, endorsements, assignments, drafts, checks or other instruments in such reasonable or customary form as shall be requested by the Purchaser and its counsel and are reasonably satisfactory to Seller and its counsel.

          (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets shall not include, nor shall Seller sell, convey, transfer or assign pursuant to this Agreement any assets or property not described in Section 2(a) above, including without limitation the following assets and properties which are excluded from this Agreement:

               (i) Accounts Receivable, cash, securities or investments.

              (ii) All personnel records or files relating to employees and other records of the Business; provided, however, that during the two (2) weeks following the Closing, Purchaser may make such copies of such records and files as it may reasonably deem necessary, and Seller shall retain such records and files for a period of two
          (2) years following the Closing Date and for such additional period as Purchaser may reasonably request and shall make them available to Purchaser as Purchaser may reasonably request.

             (iii) Any and all intellectual property rights, including without limitation any and all patents, applications for patents, trademarks, tradenames, service marks, copyrights or similar rights relating to the Business or owned by Seller.

     3. Consideration. Purchaser agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets to Purchaser, Purchaser shall:

          (a)  pay to Seller a purchase price equal to $5,000,000
     (the "Fixed Purchase Price"); and

          (b) pay to Seller a purchase price for the Note equal to the principal amount outstanding thereon as of the Closing
     Date plus any accrued but unpaid interest as of the Closing
     Date (the "Note Purchase Price"); and

          (c) pay to Seller a purchase price for the Inventory as determined pursuant to Section 8 hereof (the "Inventory Purchase Price") (the Fixed Purchase Price, the Note Purchase Price and the Inventory Purchase Price being referred to herein collectively as the "Purchase Price"); and

          (d)  assume the specific obligations as set out in
     Section 5 hereof.


     4.   Deposit; Payment of Purchase Price; Allocation Agreement.

          (a) Deposit. Simultaneously upon the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver to Escrow Agent the amount of $500,000 (the "Deposit") by wire transfer of immediately available funds to an escrow account pursuant to the Escrow Agreement attached hereto as Exhibit B, to serve as Purchaser's Deposit for Purchaser's full and faithful performance of its obligations under this Agreement. The Deposit shall be paid to Seller at the Closing (as defined herein) as a part of the Purchase Price, or if the Closing does not occur the Deposit shall be otherwise disbursed in accordance with Section 23 of this Agreement. The interest earned on the Deposit shall be considered for all purposes as a part of the Deposit and shall be disbursed to the party who is entitled to receive the Deposit as provided in Section 23 of this Agreement.

          (b) Purchase Price. At the Closing, Purchaser shall deliver to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

          (c) Allocation Agreement. The Fixed Purchase Price (as defined in Section 3 of this Agreement) will for all purposes be allocated, based on fair market value, by Purchaser and Seller among the various Assets and the other rights conferred pursuant to this Agreement, including the Non-Competition Agreement provided for in Section 17(b) of this Agreement, as specified in Exhibit A to this Agreement. The Parties to this Agreement will use the allocation set forth in Exhibit A in all statements and returns filed with any taxing authority and will promptly notify the other party if any challenge to the allocation set forth in Exhibit A is made by any taxing authority.

     5.   Assumption of Liabilities and Certain Obligations.

          (a) Kansas City Lease and Contract for Industry Track. Purchaser agrees that at the Closing, provided, that the transactions contemplated by this Agreement are consummated, it will accept, assume and fully perform the obligations of Seller relating to the period after the Closing under the Kansas City Lease and the Contract for Industry Track assigned to Purchaser pursuant to Section 2(a)(i). Purchaser shall indemnify and hold Seller harmless against and from any and all such obligations and all Costs (as defined below) incurred by Seller and arising out of or attributable to any failure of Purchaser to fulfill the obligations assumed pursuant to this
     Section 5(a), all in accordance with Section 16 hereof.

          (b) Contracts. Purchaser agrees to accept, assume and fully perform Seller's obligations relating to the period after the Closing under the Contracts assigned pursuant to
     Section 2(a)(iv) and any amendments thereto made in compliance with Section 19(b) hereof. The assumption of such Contracts shall be effected by instruments of assumption, agreements or assignments in such form as shall be requested by Seller and its counsel. Purchaser shall indemnify and hold Seller harmless against and from any and all such obligations and all Costs (as defined below) incurred by Seller and arising out of or attributable to any failure of Purchaser to fulfill the obligations assumed pursuant to this Section 5(b), all in accordance with Section 16.

          (c) Non-Assumption. All indebtedness, obligations, claims and other liabilities (absolute, contingent or otherwise) of whatsoever nature of Seller not assumed by Purchaser pursuant to this Agreement shall be and remain the obligation of Seller. Seller shall indemnify and hold Purchaser harmless against and from any and all such obligations and all Costs (as defined below) incurred by Purchaser and arising out of or attributable to any failure of Seller to fulfill its obligations retained pursuant to this
     Section 5(c), all in accordance with Section 16.

     6.   Closing.

          (a) Time and Place. The closing ("Closing") of the transactions contemplated herein shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, 19th Floor, Houston, Texas 77002 at 9:00 a.m. on or before January 31, 1994; provided, that if the Closing does not take place on such date it shall take place on such other date, at such other place, or at such other time as the parties may mutually agree upon. The date of the Closing determined as provided herein is referred to as the Closing Date. The parties agree that time is of the essence with respect to the Closing. The transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date. Anything herein contained notwithstanding, if the Closing has not occurred by January 31, 1994, Seller may at its option extend the Closing Date to any date on or prior to February 28, 1994 (i) pursuant to Section 6(b) or
     (ii) to secure the approvals set forth in Section 20(c). At the Closing, the parties hereto will deliver such instruments as are described in Section 21 or elsewhere in this Agreement.

          (b) Risk of Loss. Title, possession and risk of loss for destruction or damage to the Assets shall pass to Purchaser as of the effective time of the Closing; provided, however, that this Section 6(b) shall not diminish, limit or otherwise impair in any manner Purchaser's or Seller's rights under the other provisions of this Agreement that apportion liability among the parties with respect to events, occurrences or omissions arising or occurring during specified periods. Notwithstanding anything to the contrary in the Uniform Vendor and Purchaser Risk Act or any other statute or regulation, if any improvements on the Site are materially damaged or destroyed prior to the Closing Date, this Agreement shall not terminate or otherwise be affected; rather, the Seller shall have the option to repair or replace such improvements, and, if necessary, to extend the Closing Date as provided in Section 6(a), in which case the Purchase Price shall not be reduced, and Seller shall have no liability, other than to replace or repair such improvement(s), to Purchaser because of any such damage or destruction. If Seller elects not to replace any destroyed improvements or repair any material damage to the improvements, either Seller or Purchaser may terminate this Agreement and Purchaser will be entitled to the return of its Deposit as provided in
     Section 23(b).

     7.   Property and Environmental Inspection.

          (a) Right of Inspection. Prior to the date hereof, Purchaser conducted a physical inspection of the Site to the extent desired by Purchaser, which inspection was subject to the following understanding: "Such inspection right shall include the right during the Inspection Period to have a nationally recognized independent environmental consultant acceptable to Seller conduct an environmental inspection or assessment of the Site. The scope of any environmental inspection to be conducted by Purchaser's environmental consultant shall be subject to the prior approval of Seller. Nothing herein shall authorize any subsurface testing or drilling on the Site by Purchaser or its environmental consultant unless specifically provided for in a scope of work which has been approved by Seller. Purchaser shall make all inspections in good faith and with due diligence and will make all reports, tests, splits of all samples taken for analysis and other results of the inspections available to Seller immediately upon Seller's request. Any reports issued shall first be generated in draft form. No environmental report will be made final until Seller shall have had reasonable opportunity to review the draft and to correct factual inaccuracies therein. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Site will be solely Purchaser's responsibility. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections. Seller hereby reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than one
     (1) business day in advance of making any such inspection and shall inform Seller of the names of the company and persons who will conduct such inspection. In making any inspection hereunder, Purchaser will treat, and will cause any representative of Purchaser to treat, all information obtained by Purchaser pursuant to the inspection as strictly confidential "Information" under the Confidentiality Agreement and will not disclose the results of any environmental inspection or audit without the prior written consent of Seller. Purchaser agrees to indemnify and hold Seller, its tenants, contractors and employees harmless from any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) sustained by or threatened against Seller which result from or arise out of any inspections by Purchaser or its representatives, contractors, or subcontractors pursuant to this Section other than findings made in the final report relating to any inspection, except to the extent such findings result from the negligence of the consultant performing the inspection. Such indemnification shall survive any termination of this Agreement and is in addition to and not in lieu of any other indemnification provided for in this Agreement. Purchaser agrees to return the Site to the same condition in which the Site was prior to Purchaser's making any inspection and such obligation shall survive any termination of this Agreement."

          (b) Purchaser or its representatives has reviewed the data from such inspection, but has not yet received the final report thereon. The report is expected to be received by Purchaser during the week commencing January 16, 1994 and, in any event, will be received prior to the Closing. In the event that prior to the Closing Date the final report identifies conditions on the Site that are in violation of federal or state environmental laws or regulations with respect to which Seller is legally required to undertake remedial action pursuant to such laws or regulations, Purchaser may request Seller, by written notice to Seller actually received by Seller at least two (2) days prior to the Closing Date, to perform such remedial action (a "Remediation Request"). If the required remediation can be completed prior to the Closing Date, Seller agrees to perform or cause to be performed the remedial actions necessary to cure the identified violation(s), and Purchaser agrees to bear one-half (1/2) of the cost of such remedial actions as such cost is incurred. If Purchaser shall fail to pay to Seller Purchaser's full portion of such cost prior to the Closing Date, Seller may terminate this Agreement and Seller shall be entitled to receive the Deposit. If Purchaser pays its full portion of such cost, however, the Agreement shall continue in effect. If the required remediation can not be completed prior to the Closing Date, the Closing shall nevertheless be effected and Purchaser agrees then to perform or cause to be performed the remedial actions necessary to cure the identified violation(s) and Seller agrees to bear one-half (1/2) of the cost of such remedial actions as such cost is incurred. Purchaser's failure to deliver written notice of a Remediation Request to Seller as provided in this subsection

     (b) shall constitute Purchaser's agreement that Purchaser accepts the Property in accordance with subsection (c) below.

          (c) Condition of the Property. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that with respect to the physical condition and Environmental Condition of the Site, the Seller's rights and obligations with respect to the Site under the Kansas City Lease are being assigned hereunder and, unless purchaser terminates this Agreement in accordance with the terms of this Agreement, Purchaser agrees to accept the Site "AS IS," "WHERE IS" and "WITH ALL FAULTS" and subject to any Environmental Condition which may exist, without any representation or warranty by seller of any kind (including without limitation any representation or warranty as to the condition of the Site, the availability of utilities or other services, the suitability of the Site for purchaser's use, workmanship and materials used in any improvements, or otherwise) except as expressly set forth herein. Purchaser hereby expressly acknowledges and agrees that (i) Purchaser has or will have, prior to the end of the inspection period, thoroughly inspected and examined the Site to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate the condition of the Site and (ii) Purchaser is relying solely upon such inspections, examination, and evaluation of the Site by Purchaser in accepting the Site on an "AS IS," "WHERE IS" and "WITH ALL FAULTS" basis, without representations (other than the limited representations set forth in Section 14), warranties or covenants, express or implied, of any kind of nature. Purchaser hereby assumes the risk that Environmental Conditions may exist on the Site and hereby releases Seller of and from any and all claims, actions, demands, rights, damages, costs or expenses which might arise out of or in connection with the Environmental Condition of the Site.

     8.   Valuation of Inventory; Inventory Purchase Price.

          (a) Prior to the Closing Date, a physical count of the Inventory shall be made jointly by Seller and Purchaser. Each party will bear its own expenses in connection with such physical Inventory count. All aspects of the valuation of the Inventory (the "Valuation") and its preparation shall, to the extent they affect the setting of the Inventory Purchase Price provided for herein, be reasonably satisfactory to both Purchaser and Seller. For purposes of the Valuation, (i) Inventory that is unprepared shall be valued at an amount determined by using actual costs (by grade), including the costs of purchase and transportation, over the thirty (30) days prior to the Closing Date multiplied by the quantities of such Inventory present on the Closing Date as determined by the parties and (ii) any Inventory that is prepared for delivery to customers shall be valued at an amount equal to the Seller's average FOB selling price (by grade) for open orders over the thirty (30) days prior to the Closing Date, less an amount equal to Purchaser's estimated costs for loading and shipping such Inventory after the Closing Date, which estimated costs shall not exceed $5.00 per ton. In the event the parties disagree as to the quantities of Inventory present on the Closing Date, the parties shall select a mutually agreeable third party to estimate the quantity of the Inventory that is in dispute. The quantity (believed by either Seller or Purchaser to be present) that is closest to the quantity estimated by such third party shall be the quantity used in making the determination under this Section 8(a) and shall be binding upon the parties.

          (b) If Seller and Purchaser cannot reasonably agree on the Valuation, Seller shall retain such Inventory and Purchaser agrees to (i) process any remaining unprocessed Inventory and (ii) load such Inventory, and other Inventory which is already processed, for shipment at Seller's expense by truck or by rail to such destinations as Seller may indicate. Seller agrees to reimburse Purchaser for Purchaser's direct costs incurred in processing such unprocessed Inventory, including its out-of-pocket expenses incurred in processing non-shreddable Inventory.

     9. Accounts Receivable. Seller will deliver to Purchaser within fifteen (15) days of the Closing Date a complete listing of all of the Accounts Receivable and will notify each customer with an Account Receivable that remittances in payment thereof should be directed to Seller at a stated address. Notwithstanding such notice, if after the Closing Date Purchaser receives any monies from a customer that are payable to Seller or designated to be applied to an Account Receivable, it will immediately forward to Seller such monies in the form received properly endorsed, if necessary, to Seller.

     10. Employees. It is understood that Seller's employees directly involved in the operation of the Assets will be terminated as of the Closing Date. Purchaser shall have the opportunity to interview and consider Seller's employees for employment in connection with its operation of the Assets and Seller shall make appropriate Site premises reasonably available during times mutually convenient for the parties to conduct such interviews and Seller shall permit any employee to attend such an interview during normal working hours. Purchaser shall not be under any obligation to employ, and Seller shall not be under any obligation to attempt to cause Purchaser to employ, those persons who are interviewed by Purchaser. The employees of Seller shall not be deemed to be third party beneficiaries of the provisions of this Section and no such employee shall acquire any right hereunder.

     11. Prorations; Taxes. Seller and Purchaser agree that utility expenses in connection with the Assets and ad valorem, property and other taxes based on the value of the Assets shall be divided or prorated between Seller and Purchaser based on period of ownership and occupancy up to and after the Closing Date. All sums owed under any contract assigned pursuant to this Agreement shall be prorated to the Closing Date based on services provided or equipment used thereunder before and after the Closing Date. All sums owing to a party hereunder shall be paid to such party within twenty (20) days of delivery of a written accounting of the prorated items. Purchaser shall pay for the cost of all other transfer and sales taxes, if any, tax certificates and fees payable as a result of the sale, transfer, conveyance and assignment of Asset provided for herein and shall furnish to Seller receipts, certificates or other evidence of such payment satisfactory to Seller.

     12. Bulk Sales. The parties hereto agree to waive compliance with the Bulk Sales Act(s) of Kansas in connection with this transaction, and Seller covenants and agrees to pay and discharge when due all claims of creditors that could be asserted against Purchaser by reason of such non-compliance, unless such claims result from any failure by Purchaser to satisfy its obligations under any liabilities assumed under this Agreement.

     13. DTPA Waiver. Purchaser hereby waives and relinquishes, to the fullest extent permitted by law, all provisions of the Texas Deceptive Trade Practices-Consumer Protection Act (Chapter 17, Subchapter E, of the Texas Business and Commerce Code) and any and all rights, remedies and benefits thereunder in connection with the sales transaction contemplated by this Agreement. Purchaser represents and warrants to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in connection with the sale contemplated by this Agreement; and (c) Purchaser is knowledgeable and experienced in financial and business matters, including, without limitation, the purchase, operation, ownership, and sale of real estate, and is fully able to evaluate the merits and risks of this transaction. This waiver shall not in any manner whatsoever constitute a waiver, relinquishment, modification or limitation of any other right or remedy that Purchaser may have.

     14. Representations and Warranties of Seller. Except as disclosed on Schedule C attached hereto, Seller represents, warrants, and agrees as follows:

          (a) Corporate. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business in the State of Kansas. Seller has the corporate power to enter into and perform its obligations under this Agreement. All necessary corporate action required to be taken to authorize the execution, delivery and performance of this Agreement by Seller has been duly and validly taken. The execution, delivery and performance of this Agreement by Seller will not violate its articles of incorporation or by-laws or any material provision of any material agreement to which it is a party or by which it or its properties are bound or any statute, regulation, judgment, order, writ, decree or injunction applicable to it or its properties and assets. No consent of third parties which has not or will not be received by the Closing, other than consents which may be necessary in connection with the assignment of the Contracts, is required to permit Seller to validly consummate the transactions contemplated hereunder. Copies of the articles of incorporation and by-laws of Seller have previously been delivered to Purchaser and are true and correct as of the date of this Agreement.

          (b) Condemnation, etc. To Seller's knowledge, Seller has received no notice from any governmental authority having jurisdiction over the Site that the Site is presently the subject of any condemnation, special assessment or similar proceeding or charge, and to Seller's knowledge, no such condemnation, special assessment or similar proceeding or charge is currently threatened or contemplated.

          (c) Title to Tangible Personal Property; Absence of Liens. Seller is the owner of and has good and marketable title to the IFE, the Inventory, and the other tangible Assets to be transferred hereunder, free and clear of all liens, pledges, mortgages, security interests, conditional sales agreements, charges, prior leases and encumbrances of any kind, except for liens for current taxes not yet delinquent. Seller will convey, sell, assign, transfer and deliver such Assets free and clear of any liens, pledges, mortgages, security interests, charges or encumbrances of any kind, subject to the foregoing exception.

          (d) Kansas City Lease. Seller has provided Purchaser with a true and correct copy of the Kansas City Lease and all amendments or modifications thereto as of the date hereof and all agreements ("related agreements") to which Seller is a party or by which it is bound and which define any rights or obligations pertaining to or affecting the operation or use of the property subject to such lease. The Kansas City Lease is valid and enforceable (except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights) and is in full force and effect, all rent and other payments due thereunder prior to the Closing Date shall have been paid prior to the Closing Date, and, to Seller's knowledge, there are no outstanding claims of the lessor relating thereto which affect the status of the Kansas City Lease. There is no outstanding event of default under the Kansas City Lease or any related agreement by Seller or to Seller's knowledge, by any other party thereto, nor has Seller taken any action or failed to take any action which, with the passage of time, would constitute such an event of default, nor does Seller have any knowledge of any event or condition which, with the passage of time, would constitute such an event of default. Subject to obtaining the lessor's consent where required there will be no default or basis for acceleration under the Kansas City Lease as a result of the transactions provided for in this Agreement. Seller is the lessee under the Kansas City Lease, has not assigned, surrendered or sublet (except pursuant to this Agreement) such lease, and has full power to assign such lease to Purchaser, free and clear of any liens, encumbrances or charges, subject only to the terms and conditions of such lease and to obtaining the lessor's consent where required.

          (e) Contracts. All of the Contracts to be transferred pursuant to Section 2(a)(v) are valid and enforceable and in full force and effect, and there is no material default by Seller, or to Seller's knowledge, any other parties thereto. If services are to be provided to Seller under any of such Contracts, such services have been and are being performed satisfactorily and timely, substantially in accordance with the terms of contract. To Seller's knowledge, none of such Contracts requires any consent to Seller's assignment thereof to Purchaser.

          (f) Litigation. To the knowledge of Seller, there is no litigation, proceeding or investigation pending or threatened against Seller which would (i) affect the title of Seller to the Assets, (ii) affect Seller's right to convey the Assets or
     (iii) question the validity of any action to be taken pursuant to or in connection with this Agreement.

          (g) Employee Contracts and Benefits. Seller is not a party to, and there is not in effect, any union contract, collective bargaining agreement, pension or profit sharing plan or other fringe benefit plan or other similar agreement with its employees which Purchaser would be required to assume by law or under the terms of any such plan or agreement.

          (h) Accurate Copies. All copies of deeds, leases, financial statements, schedules and any other document or instrument required to be delivered to Purchaser by Seller pursuant to the terms of this Agreement are and will be true, correct and complete copies of the document or instrument represented thereby.

          (i) Brokers. With the exception of its agreement with McKenna & Company, Seller has not agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related hereto and has not taken any action on which a claim for any such payment could be based. Seller shall be solely responsible for paying any amounts owed to McKenna & Company.

          (j) Condition of IFE. The Improvements, Fixtures and Equipment are being transferred to Purchaser hereunder AS IS - WHERE IS - and Seller makes no representation or warranty with respect to such Improvements, Fixtures and Equipment, including any representation of fitness for a particular purpose.

          (k) Scope of Representations and Warranties of Seller. Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including any opinion, information or advice that may have been provided to Purchaser by any officer, director, stockholder, employee agent, consultant or representative of Seller). Purchaser acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Assets.

          (l) Knowledge of Seller. Whenever the term "to the knowledge of Seller", "to Seller's best knowledge" or the like is used herein such term means the actual knowledge of any officer of Seller.

          (m) Note. To the knowledge of Seller, both the promissory note and the Security Agreement which constitute the Note to be transferred hereunder are valid and enforceable and in full force and effect. Seller has not assigned or otherwise transferred the promissory note or any interest therein and is currently (and as of Closing will be) the sole holder thereof and entitled to all of its rights and benefits as set forth in the promissory note and the Security Agreement. The amount to be paid to Seller pursuant to
     Section 3(b) hereof will be no greater than the actual amount owed on the Note at the time of the Closing. To the knowledge of Seller, there has been no default by the party or parties obligated under the Note and those parties have no setoffs or other rights which would justify their failure to make all of the payments and satisfy their other obligations thereunder, and the lien on the collateral described in the Security Agreement is a validly perfected and enforceable first lien thereon.

     15. Representations and Warranties of Purchaser. Purchaser represents and warrants as follows:

          (a) Corporate. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with the corporate power to carry on its business as now conducted. Purchaser has the corporate power to enter into and perform its obligations under this Agreement. All necessary corporate action required to be taken to authorize the execution, delivery and performance of this Agreement by Purchaser has been duly and validly taken. The execution, delivery and performance of this Agreement by Purchaser will not violate the articles of incorporation or by-laws of Purchaser or the terms of any material agreement to which Purchaser is a party or by which it or its properties are bound or any statute, regulation, judgment, order, writ, decree or injunction applicable to Purchaser. All consents, approvals, orders, authorizations or filings with any federal or state governmental authority or filings with any federal or state governmental authority on the part of Purchaser required in connection with the consummation of the transactions contemplated hereby shall have been obtained prior to and be effective as of the Closing Date. No consent of third parties which has not or will not be received by the Closing is required to Permit Purchaser to validly consummate the transactions contemplated hereunder. Purchaser is, or will be on the Closing Date, duly qualified to do business in the State of Kansas, to the extent required to enable it to lawfully perform the transactions contemplated hereby.

          (b) Litigation. To the knowledge of Purchaser there is no litigation, proceeding or investigation pending or threatened against Purchaser which would question the validity of any action to be taken pursuant to or in connection with this Agreement.

          (c) Brokers. Neither Purchaser nor any party acting on its behalf has agreed to pay any party a commission, finder's fee or other similar payment in regard to this Agreement or any matter related hereto or taken any action on which a claim for any such payment could be based.

          (d) Scope of Representations and Warranties of Purchaser. Except as and to the extent set forth in this Agreement, Purchaser makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Seller (including any opinion, information or advice that may have been provided to Seller by any officer, director, stockholder, employee agent, consultant or representative of Purchaser).

     16. Indemnification. The liability of either party in respect of a breach of a representation, warranty, covenant, indemnity or agreement contained in or arising in connection with this Agreement shall be governed by the terms of this Section.

          (a) Indemnification by Seller. Seller agrees to indemnify and hold Purchaser harmless against and from and any all taxes, claims, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and other expenses of defending any actions or claims, amounts of judgments and amounts paid in settlement

     (collectively, all of the foregoing being called "Costs"), incurred by Purchaser and arising out of or attributable to
     (i) any breach of any representation, warranty or covenant made by Seller herein or in any certificate or writing furnished by Seller pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Seller; (iii) Seller's performance or non-performance prior to the Closing of or under any contract or lease assigned to Purchaser hereunder, or (iv) any claim, known or unknown, arising out of, or by virtue of, or based upon Seller's business and operations prior to the Closing other than to the extent expressly assumed by Purchaser or released pursuant to Sections 5 and 7 hereof. Purchaser shall, within ten (10) days after the service of process in a lawsuit, or promptly after it receives notice from any third party that such party intends to assert a claim which could result in indemnification hereunder, give Seller written notice of such claim and provide Seller with a copy of such process or claim. "Promptly" for purposes of this
     Section 16(a) shall mean giving notice within thirty (30) days. Seller shall have the right to assume the defense of any such claim or lawsuit asserted against Purchaser by a third party, with counsel reasonably satisfactory to Purchaser, and in such event, Seller will not be liable to Purchaser for any further legal or other expenses incurred by Purchaser in connection with the defense thereof, other than the reasonable cost of investigation or assistance required by Purchaser. Purchaser may, however, participate actively, at its sole expense, in any such lawsuit. If Seller so assumes the defense of any such claim or lawsuit all costs of the defense thereof shall thereafter be borne by Seller and it shall have the authority to compromise and settle such claim or lawsuit or to appeal (or cause Purchaser to appeal) any adverse judgment or ruling with the cost of such appeal to be paid by Seller; provided, however, that if any such compromise or settlement would divest Purchaser of any Asset transferred pursuant to this Agreement or if Purchaser may have any unindemnified liability arising out of such claim or lawsuit, Seller shall have the authority to compromise or settle such claim or lawsuit only with the written consent of Purchaser, which consent shall not be unreasonably withheld. Seller shall have the right to approve any out of court settlement (which approval shall not be unreasonably withheld) of any claim or lawsuit for which it does not assume the defense, if Seller is to be liable to Purchaser hereunder for indemnification with respect thereto. Purchaser and Seller will cooperate fully with each other with respect to discovery, inquiries or investigations in connection with any claim or lawsuit for which indemnity is sought hereunder. Purchaser shall not have the right to offset any sums due Purchaser under this provision against any payments of whatever kind due to Seller from Purchaser.

          (b) Indemnification by Purchaser. Purchaser agrees to indemnify and hold Seller harmless against any and all Costs, as defined in Section 16(a), incurred by Seller and arising out of or attributable to (i) any breach of any representation, warranty or covenant made by Purchaser herein or in any certificate or writing furnished by Purchaser pursuant hereto, (ii) any nonfulfillment of any agreement hereunder or entered into in connection herewith by Purchaser;
     (iii) the failure of Purchaser to fulfill the obligations specifically assumed by it pursuant to this Agreement or
     (iv) any claim arising out of or by virtue of or based upon Purchaser's hiring of any of Seller's current employees or Purchaser's operation of the Assets or conduct of any of its businesses after the Closing Date. Seller shall, within ten
     (10) days after the service of process in a lawsuit, or promptly after it receives notice from any third party that such party intends to assert a claim which could result in indemnification hereunder, give Purchaser written notice of such claim and provide Purchaser with a copy of such process or claim. "Promptly" for purposes of this Section 16(b) shall mean giving notice within thirty (30) days. Purchaser shall have the right to assume the defense of any such claim or lawsuit asserted against Seller by a third party, with counsel reasonably satisfactory to Purchaser, and in such event, Purchaser will not be liable to Seller for any further legal or other expenses incurred by Purchaser in connection with the defense thereof, other than the reasonable cost of investigation or assistance required by Seller. Seller may, however, participate actively, at its sole expense, in any such lawsuit. If Purchaser assumes the defense of any such claim or lawsuit, all costs of the defense thereof shall thereafter be borne by Purchaser and it shall have the authority to compromise and settle such claim or lawsuit or to appeal (or cause Seller to appeal) any adverse judgment or ruling with the cost of such appeal to be paid by Purchaser; provided, however, that if Seller may have any unindemnified liability arising out of such claim or lawsuit, Purchaser shall have the authority to compromise or settle such claim or lawsuit only with the written consent of Seller, which consent shall not be unreasonably withheld. Purchaser shall have the right to approve any out of court settlement (which approval shall not be unreasonably withheld) of any claim or lawsuit for which it does not assume the defense, if Purchaser is to be liable to Seller for indemnification hereunder with respect thereto. Seller and Purchaser will cooperate fully with each other with respect to discovery, inquiries or investigations in connection with any claim or lawsuit for which indemnity is sought hereunder. Seller shall not have the right to offset any sums due Seller under this provision against any payments of whatever kind due to Purchaser from Seller.

          (c)  Limitation Periods.  The rights of Purchaser and
     Seller to make claims for indemnification under this Section shall be limited as follows:

               (i) With respect to any claims for breaches of the representations and warranties of Seller and Purchaser set forth in Sections 14 and 15, such claims shall be limited to those of which Seller or Purchaser, as the case may be, is notified pursuant to this Agreement within two (2) years after the Closing Date; provided, that there shall be no contractual limitation period with respect to any breach of any such representation or warranty arising out of an intentional misstatement or an intentional failure to disclose a material fact and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation.

              (ii) With respect to a breach of the non-competition covenant set forth in Section 17(b) or claims relating to taxes payable by either party, or leases, contracts or agreements which either party is or will be obligated to perform or discharge pursuant to this Agreement, there shall be no contractual limitation period and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation; and

             (iii)  Notwithstanding any other provision of this
          Section 16, with respect to Costs incurred as a result of claims by third parties, there shall be no contractual limitation period and the only limitation on when such claims may be asserted shall be that imposed by any applicable statutes of limitation.

          (d) Limitation of Liability. Except with respect to Costs incurred as a result of claims by third parties (as to which there shall be no limit on liability) the aggregate amount of the liability of Seller hereunder shall not exceed an amount equal to one-half the Purchase Price. Notwithstanding anything to the contrary contained herein, no party shall be entitled to make claims for indemnification under this Section until the aggregate amount of such claims made shall exceed $50,000.

     17. Further Covenants of Seller. Seller hereby covenants and agrees as follows:

          (a) Best Efforts. Seller will use its best efforts, as applicable, to cause to be fulfilled the conditions to Closing set out in Sections 19 and 20.

          (b) Non Competition Agreement. As a material inducement to Purchaser to purchase the Assets, Proler and Seller agree and warrant that for a period of five (5) years from and after the Closing Date, neither Proler, Seller nor any wholly or partially owned subsidiary corporation, or any other entity (except as set forth below) of which either of them is a partner, joint venturer, limited liability company member or other affiliate shall conduct, directly or indirectly, a ferrous scrap processing business similar to and which would be competitive with the Business, as operated on the Closing Date, anywhere within a two hundred fifty (250) mile radius of the Site; provided, that this provision shall not be interpreted to prevent Seller, Proler or any such affiliate from processing automobile shredder residue or other materials with Proler's thermal conversion technology and selling any scrap produced from that process; and provided further that this Section 17(b) shall not apply to any of Proler's joint operations as set forth on Schedule D, except that neither Seller nor Proler shall recommend to, or encourage, any of the operations listed on said Schedule D to conduct such a ferrous scrap processing business in said non-competition area or to any person or entity engaged in such joint operations, other than Proler. Should any court of competent jurisdiction determine that, consistent with the established precedent of the forum state, the public policy of such state requires a more limited restriction in the territory, duration, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms to this Section to apply to only such more limited restriction to an appropriate degree.

          (c) Conduct of Business Pending Closing. Seller agrees that pending the Closing and except as otherwise consented to or approved by Purchaser in writing: Seller (i) shall carry on the Business in the normal course and substantially in the same manner as heretofore, (ii) will continue all normal repairs, servicing, replacement, maintenance and upkeep of the IFE and the Inventory in substantially the same manner as heretofore (iii) will not make any capital addition to the IFE without the consent of Purchaser and (iv) will maintain all insurance now in force covering the Assets.

          (d) Access to Information, Premises. Pending the Closing, Seller shall give to Purchaser, its counsel, accountants, employees, and other representatives, reasonable access, after reasonable notice, during normal business hours, to all of Seller's properties, contracts and commitments which relate to the Assets and to all of Seller's books, records and files that relate to purchases, sales, tonnage, prices and cost of operations, which books records and files shall not include general corporate information. Pending the Closing,
     (i) Seller shall cause its employees and counsel, after reasonable notice, to be reasonably available to assist Purchaser with respect to the transactions contemplated by this Agreement, and (ii) Purchaser may have a representative at the Site during normal business hours to observe operations.

          (e) Seller shall in good faith cooperate with Purchaser in seeking (i) to have the term of the Kansas City Lease extended as of the Closing Date until 1999 on terms reasonably acceptable to Purchaser and providing for the full release thereunder of Seller, and on terms similar to those currently in effect, and (ii) to have granted to Purchaser as of the Closing Date the option to further extend such lease until 2025, in each case at Purchaser's sole expense.

     18. Further Covenants of Purchaser. Purchaser hereby covenants and agrees as follows:

          (a) Best Efforts. Purchaser will use its best efforts, as applicable, to cause to be fulfilled the conditions to the Closing set out in Sections 19 and 20.

          (b) Resale Certificates. As promptly as possible after the execution of this Agreement, Purchaser shall furnish to Seller a resale certificate(s) with respect to Purchaser's exemption from sales tax in connection with the sale of the Inventory.

     19. Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment of each of the following conditions unless waived in writing by Purchaser:

          (a) Seller's representations and warranties contained in this Agreement shall be true in all material respects at the time of Closing; all obligations and agreements required by this Agreement to be performed by Seller and all Remediation Requests which Seller shall have agreed to perform pursuant to
     Section 7(a) shall have been performed, and Seller shall have delivered to Purchaser an appropriate certificate to such effect.

          (b) No amendment or modification shall have been made to Schedules A, B, or C except with the express written consent of Purchaser, which consent shall not be unreasonably withheld.

          (c) None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished or alleging damages in connection therewith.

          (d) Purchaser shall have agreed to accept the Site as provided in Section 7.

          (e) All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall continue in effect on the Closing Date.

     20. Conditions Precedent to the Seller's Obligations. All obligations of Seller under this Agreement are subject to the fulfillment prior to Closing of each of the following conditions unless waived in writing by Seller:

          (a) All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects as of the Closing; all obligations and agreements required by this Agreement to be performed by Purchaser shall have been performed, and Purchaser shall have delivered to Seller an appropriate certificate to such effect.

          (b) None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective such transactions if accomplished or alleging any damages in connection therewith.

          (c) All authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall continue in effect on the Closing Date.

     21.  Closing Documents.

          (a)  Seller.  At the Closing, Seller shall deliver to
     Purchaser:

               (i) Instruments of sale, transfer, assignment and conveyance covering the Assets as shall, in the reasonable opinion of Purchaser's counsel, be necessary to vest in Purchaser good and marketable title to such Assets as provided in this Agreement. Such instruments shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

              (ii)  The certificate required by Section 19(a);

              (iii) An opinion of counsel to Seller in form and substance satisfactory to Purchaser as to Seller's and Proler's corporate existence, their respective authority to enter into this Agreement and consummate the transactions contemplated hereby, the enforceability (subject to customary exceptions) of the Agreement against Seller and Proler and such other matters as may be reasonably requested by Purchaser; and

              (iv) Such certificates and other instruments as may be necessary to consummate the transactions herein contemplated or fulfill the conditions to Closing as herein described.

          (b) Purchaser: At the Closing, Purchaser shall deliver to Seller:

               (i)  The Purchase Price as provided in Section 4;

              (ii) Instruments of assumption of each of the contracts, leases and obligations to be assumed by Purchaser. Such instruments shall be in form and substance reasonably satisfactory to Seller and its counsel;

             (iii)  The certificate required by Section 20(a);

              (iv) An opinion of counsel to Purchaser in form and substance satisfactory to Seller as to Purchaser's corporate existence, its authority to enter into this Agreement and consummate the transactions contemplated hereby, the enforceability (subject to customary exceptions) of the Agreement against Purchaser and such other matters as may be reasonably requested by Seller; and

               (v) Such certificates and other instruments as may be necessary to consummate the transactions contemplated herein or to fulfill the conditions to Closing as herein described.

     22. Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing only as provided for in Section 16(c) hereof and any liability in respect of a breach thereof by either party shall be governed by Section 16 hereof.

     23.  Termination of Agreement; Remedies on Default.

          (a) Termination. This Agreement may be terminated, by written notice from the terminating party to the other, as follows:

               (i) by either party, if the conditions precedent to such party's obligations to close as set forth in Sections 19 or 20, as the case may be, shall not have been satisfied or waived by the Closing Date;

              (ii)  by Purchaser, as provided in Section 6; or

             (iii) by Seller as provided in Section 7.

     In the event of the termination of this Agreement pursuant to this Section 23(a), Section 6 or Section 7, this Agreement with the exception of any provision which by its terms shall survive the termination of this Agreement, shall become void and be of no further force and effect, without any liability on the part of any party, except to the extent provided in
     Section 23(b).

          (b)  Remedies on Default.

               (i) In the event that Seller fails to complete this sale in accordance with the terms and provisions of this Agreement for any other reason except Purchaser's default, and the Purchaser is not in default in any material respect under this Agreement, Purchaser shall have, as Purchaser's only remedy against Seller, the option of (a) terminating this Agreement by giving written notice to Seller at or prior to the Closing whereupon the Deposit shall be returned to Purchaser by the Escrow Agent and Purchaser and Seller shall have no other or further liability or obligation to each other, except with respect to those provisions which by their express terms survive the termination of this Agreement, or (b) enforcing this Agreement, after waiving any defaults constituting Seller's breach of this Agreement and taking such title to and possession of the Assets as Seller is then able to transfer and convey against receipt from Purchaser of the full Purchase Price therefor, and Purchaser's performance of all of its other obligations hereunder, with no diminution as a result of any default of Seller hereunder.

              (ii) In the event Purchaser fails to complete this sale in accordance with the terms and provisions of this Agreement for any reason except Seller's default and Seller is not in default in any material respect under this Agreement, Seller shall have, as Seller's only remedy against Purchaser, the right to terminate this Agreement by giving notice to Purchaser whereupon the Escrow Agent shall deliver the Deposit to Seller as consideration for the right given to Purchaser in this Agreement to purchase the Assets and as liquidated damages (it being agreed that it would be extremely difficult, if not impossible, to calculate the actual damages to Seller), and Purchaser and Seller shall have no other or further liability or obligation to each other hereunder except with respect to those provisions which by their express terms survive the termination of this Agreement, and this Agreement shall be deemed to have been terminated on the date Seller notifies Purchaser of Seller's election of this right to terminate this Agreement.

             (iii) In the event either party terminates this Agreement pursuant to Section 23(a)(i) hereof, and both parties are at the time of such termination in default and neither such default has been waived by the other party, this Agreement shall terminate, the Deposit shall be returned to Purchaser by the Escrow Agent and Purchaser and Seller shall have no other or further liability or obligation to each other, except with respect to those provisions which by their express terms survive the termination of this Agreement.

              (iv) The requirements imposed upon Seller in this Agreement are for the Purchaser's benefit, and those requirements or other provisions for the Purchaser's benefit may be waived in writing by Purchaser. Likewise, the requirements imposed on Purchaser in this Agreement are for the Seller's benefit, and those requirements or other provisions for the Seller's benefit may be waived in writing by Seller.

               (v) Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement is terminated and the Deposit is returned to Purchaser pursuant to the terms of this Agreement, an amount equal to $1,000 of such Deposit shall be retained by Seller in further consideration for the agreements contained herein.

     24. Assignment. This Agreement shall not be assigned by Seller or Purchaser directly or indirectly without the written consent of the other; provided, that this Agreement may be assigned in writing by Purchaser without such consent to one or more wholly-owned subsidiaries of Purchaser, provided that upon making such assignment, any such assignee-subsidiary shall assume and become bound by all of Purchaser's agreements and covenants contained herein and in the Confidentiality Agreement, that such assignee-subsidiary shall be deemed to have made for itself all of the representations and warranties of Purchaser in this Agreement, and that such assignment shall not relieve Purchaser of any of its agreements, obligations, covenants, representations and warranties to Seller under this Agreement or the Confidentiality Agreement or in connection with any transaction entered into by Purchaser pursuant to the terms of this Agreement. Purchaser shall give written notice of any such assignment to Seller not less than ten
(10) days prior to the Closing Date, together with an executed copy of such Assignment.

     25. Further Assurances. From time to time hereafter and without further consideration, Seller shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser the Assets sold to Purchaser hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of Seller's obligations hereunder or the purposes of this Agreement. From time to time hereafter and without further consideration, Purchaser shall execute and deliver such additional or further instruments of assumption and take such actions as Seller may reasonably request in order to more effectively consummate the assumption of the obligations of Purchaser specified herein or as shall be reasonably necessary or appropriate in connection with the carrying out of Purchaser's obligations hereunder or the purposes of this Agreement.

     26. Announcements and Press Releases. Any press releases or any other public announcements concerning this Agreement or the transactions contemplated hereby shall be approved by both Seller and Purchaser; provided, that if either party reasonably believes, after consultation with its outside legal counsel, that it has a legal obligation to make a press release or any other announcement or communication concerning this Agreement and the consent of the other party cannot be obtained, than the release may be made without such approval.

     27. Amendments. This Agreement may be amended or modified, only by a written instrument executed by Purchaser and Seller acting through their respective duly authorized officers.

     28. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same instrument.

     29. Parties Bound. This Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.

     30. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or telecopy, or when received through registered or certified mail with postage prepaid:

          (a)  If to Seller:

               Prolerized Steel Corporation
               4265 San Felipe, Suite 900
               Houston, Texas  77027
               Attention:  Herman Proler, Chairman
               Telecopy:  (713) 627-2737


               with a copy to:


               Mayor, Day, Caldwell & Keeton, L.L.P.
               700 Louisiana, Suite 1900
               Houston, Texas 77002
               Attention:  Richard B. Mayor
               Telecopy:  (713) 225-7047

          (b)  If to Purchaser:

               Kaw River Shredding, Inc.
               3005 Manchester
               Kansas City, Missouri  64129
               Attention:  President
               Telecopy:  (816) 861-7670

               with a copy to:

               Beckett, Lolli, Bartunek & Beckett
               922 Walnut Street
               1400 Commerce Trust Bldg.
               Kansas City, Missouri  64106
               Attention:  Robert R. Bartunek
               Telecopy:  (816) 474-9899

Either party, by written notice to the other party, may change the address or telecopy number to which notices are to be given.

     31. No Waivers. Investigations or examinations made by either party, its counsel, accountants, employees or representatives and information obtained as a result thereof shall not constitute a waiver of any representation, warranty, obligations, covenant or agreement of the other party.

     32. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto and the Confidentiality Agreement, which Purchaser hereby joins and by which Purchaser agrees to be bound, sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

     33. Severability. In the event that any of the terms or provisions of this Agreement are determined to be unenforceable by any court of competent jurisdiction, such terms or provisions shall be deemed amended or modified so as to eliminate such invalidity or unenforceability, and all other terms and provisions shall remain in full force and effect.

     34. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to its choice of laws provisions.

     35. Headings. The headings to the sections of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                              PROLERIZED STEEL CORPORATION


                              By
                                   Herman Proler, Chairman and
                                   Chief Executive Officer

                              KAW RIVER SHREDDING, INC.


                              By
                                   Richard I. Galamba, President

The undersigned Proler International Corp., for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees to and accepts its obligations under
Section 17(b) of the foregoing Agreement and unconditionally guarantees the full, prompt and faithful performance and discharge by Seller of all the terms, warranties, conditions and provisions of this Agreement applicable to Seller (including without limitation any modifications, amendments or supplements thereto). Without limiting the generality of the foregoing, Proler International Corp. further specifically represents, warrants and agrees that it is the sole shareholder of Seller, that, as a result, significant and substantial benefits will accrue to it because of this Agreement, and that Purchaser is substantially and detrimentally relying on this guaranty when Purchaser enters this Agreement and performs its obligations hereunder.


                              PROLER INTERNATIONAL CORP.


                              By

                                   Herman Proler, Chairman and
                                   Chief Executive Officer



The undersigned legal counsel for the Purchaser signs this Agreement not as a party to it, but solely for the purpose of complying with the provisions of Section 17.42 of the Texas Deceptive Trade Practices-Consumer Protection Act described in
Section 13.


                              BECKETT, LOLLI, BARTUNEK & BECKETT


                              By

                                   Robert R. Bartunek